Exhibit 99.1

M & F Worldwide Corp. Announces Completion of the Acquisition of John H. Harland Company

NEW YORK, NY – May 1, 2007 – M & F Worldwide Corp. (NYSE: MFW) today announced that it has completed its previously announced acquisition of John H. Harland Company at a price per share of Harland common stock of $52.75, representing an approximate transaction value of $1.7 billion. Upon the completion of the transaction, Harland became a wholly owned subsidiary of Clarke American Corp., which is a wholly owned subsidiary of M & F Worldwide.  In connection with the closing of the transaction, Clarke American’s outstanding senior secured credit facility and Harland’s outstanding credit facility were repaid in full.  In addition, approximately 99.9% of Clarke American's 11¾% senior notes due 2013 were repaid.  The acquisition and debt repayment were funded with new borrowings by Clarke American, consisting of a $1.8 billion senior secured term loan and an aggregate $615 million principal amount of senior notes due 2015, comprised of $310 million principal amount of 9½% senior fixed rate notes and $305 million principal amount of senior floating rate notes bearing interest at LIBOR plus 4.75%.

Clarke American’s check printing, contact center services and direct marketing capabilities are being combined with Harland’s corresponding businesses.  This combined business, contemplated to operate under the brand name “Harland Clarke”, will be led by Chuck Dawson, Clarke American’s current President & Chief Executive Officer, with headquarters in San Antonio, Texas.  Scantron will be led by Jeff Heggedahl, its new President & Chief Executive Officer.  John O’Malley will continue to serve as the President & Chief Executive Officer of Harland Financial Solutions.

Clarke American Corp. is being renamed “Harland Clarke Holdings Corp.” and will be the holding company supporting the operations of Harland Clarke, Harland Financial Solutions and Scantron.  Harland Clarke Holdings Corp. will be headquartered at the existing Harland campus in Decatur, Georgia.

M & F Worldwide Corp. is a holding company that, in addition to Clarke American and Harland, wholly owns Mafco Worldwide Corporation, which is the world’s largest producer of licorice extracts and related products.

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. M & F Worldwide’s actual results may differ materially from those discussed in such forward-looking statements. In addition to factors described in M & F Worldwide’s Securities and Exchange Commission filings and others, the following factors could cause M & F Worldwide’s actual results to differ materially from those expressed in any forward-looking statements made by M & F Worldwide: (a) economic, climatic or political conditions in countries in which Mafco Worldwide sources licorice root; (b) economic, regulatory or political conditions that have an impact on the worldwide tobacco industry or on the consumption of tobacco products in which licorice products are used; (c) the failure of third parties to make full and timely payment to M & F Worldwide for environmental, asbestos, tax and other matters for which M & F Worldwide is entitled to indemnification; (d) the maturity of the principal industry in which

Clarke American and Harland operate and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods and other factors; (e) consolidation among financial institutions and other adverse changes among the large clients on which Clarke American and Harland depend, resulting in decreased revenues; (f) the ability to retain Clarke American’s and Harland’s clients; (g) the ability to retain Clarke American’s and Harland’s key employees and management; (h) lower than expected cash flow from operations; (i) significant increases in interest rates; (j) unfavorable foreign currency fluctuations; (k) M & F Worldwide’s substantial indebtedness; (l) variations in contemplated brand strategies, business locations, management positions and other business decisions after the closing of the acquisition; (m) our ability to implement any or all components of our business strategy or realize all of our expected cost savings or synergies from the Harland acquisition; and (n) the acquisition of Harland otherwise not being successful from a financial point of view, including, without limitation, due to any difficulties with Harland Clarke Holdings Corp. servicing its debt obligations.  M & F Worldwide assumes no responsibility to update the forward-looking statements contained in this release.

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CONTACT:

Christine Taylor

212-572-5988

ctaylor@mafgrp.com